Exhibit 16.1

Chartered Accountants Certified Public Accountants

34th Floor, The Lee Gardens
33 Hysan Avenue
Causeway Bay, Hong Kong

Our Ref.: DL/CS/P279/ABA/cs
Tel : (852) 2909 5600
July 11, 2007	Fax : (852) 2810 0032

Securities and Exchange Commission
100 F Street, NE
Washington DC 20459
United States

Dear Sirs,

PACIFIC VEGAS GLOBAL STRATEGIES, INC.

We have read Item 4.01(a) of Pacific Vegas Global Strategies, Inc.’s Form 8-K, which discusses the resignation of Moores Rowland as its independent accountants, and we agree with the statements made therein except for the last sentence of the first paragraph and the last sentence of the fourth paragraph for which we have no basis to agree or disagree.

Yours faithfully,

Moores Rowland

(formerly Moores Rowland Mazars)